Exhibit 5.1

600 Travis, Suite 4200 Houston, Texas 77002 713.220.4200 Phone 713.220.4285 Fax andrewskurth.com	Austin Beijing Dallas Houston London Los Angeles New York The Woodlands Washington, DC
October 26, 2009
Enterprise Products Partners L.P.
1100 Louisiana Street, 10th Floor
Houston, Texas 77002
Ladies and Gentlemen:
     We have acted as counsel to Enterprise Products Partners L.P., a Delaware limited partnership (the “Partnership”), in connection with the preparation of the registration statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “SEC”) in connection with the registration by the Partnership under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale of up to 922,758 common units representing limited partner interests of the Partnership (the “Units”), for issuance under the EPCO, Inc. 2006 TPP Long-Term Incentive Plan (the “Plan”).
     As the basis for the opinion hereinafter expressed, we have examined: (i) originals, or copies certified or otherwise identified, of: (a) the Plan; (b) the Certificate of Limited Partnership and Fifth Amended and Restated Agreement of Limited Partnership of the Partnership, in each case as amended to date (the “Partnership Agreement”); (c) the Certificate of Formation and Fifth Amended and Restated Limited Liability Company Agreement of Enterprise Products GP, LLC, a Delaware limited liability company and the general partner of the Partnership (“Enterprise GP”), in each case as amended to date; (d) certain resolutions of the Board of Directors of the Enterprise GP; (e) the Agreement and Plan of Merger dated as of June 28, 2009, by and among the Partnership, Enterprise GP, Enterprise Sub B LLC, a Delaware limited liability company and a wholly owned subsidiary of the Partnership, TEPPCO Partners, L.P., a Delaware limited partnership, and Texas Eastern Products Pipeline Company, LLC, a Delaware limited liability company and the general partner of TEPPCO (the “Merger Agreement”); (f) such other instruments and documents as we have deemed necessary or advisable for the purposes of this opinion; and (ii) such statutes, including the Delaware Revised Uniform Limited Partnership Act (the “DRULPA”) and the Delaware Limited Liability Company Act (the “DLLCA”), and regulations as we have deemed necessary or advisable for the purposes of this opinion. We have not independently verified any factual matter relating to this opinion.

Enterprise Products Partners L.P.
October 26, 2009

     In making our examination, we have assumed and have not verified that all signatures on documents examined by us are genuine, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as certified, conformed or photostatic copies.
     Based on the foregoing and on such legal considerations as we deem relevant and subject to the qualifications and limitations set forth below, we are of the opinion that the issuance of the Units by the Partnership has been duly authorized and, when issued and delivered in accordance with the terms of the Merger Agreement and the Plan and the related agreements thereunder, as applicable, the Units will be validly issued, fully paid (to the extent required under the Partnership Agreement) and non-assessable (except as such nonassessability may be affected by Sections 17-303 and 17-607 of the Delaware LP Act).
     We express no opinion other than as to the federal laws of the United States of America, the DRULPA and the DLLCA (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC issued thereunder. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.
Very truly yours,

/s/ Andrews Kurth LLP